UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 05, 2023

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	98-1556622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +1 (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric Bjerkholt as Class I Director

Upon recommendation of the Nominating and Corporate Governance Committee, on April 5, 2023, the board of directors of Surrozen, Inc. appointed Eric Bjerkholt to serve as a Class I director, until the earlier of our annual meeting of our stockholders to be held in 2025, the appointment and qualification of his successor, or his death, resignation, or removal. The board of directors also appointed Mr. Bjerkholt to serve as a member of the audit committee.

Mr. Bjerkholt brings extensive business leadership experience across a broad range of roles and is currently the CFO of Chinook Therapeutics. He most recently served as CFO of Aimmune Therapeutics, Inc. overseeing the financial reporting, budgeting, internal controls, investor relations, business development, facilities and information technology functions and led the acquisition of Aimmune by Nestle Health Science for $2.6 billion. Mr. Bjerkholt also spent 13 years at Sunesis Pharmaceuticals, Inc., where in addition to his role as CFO, he served in various capacities, including Executive Vice President of Corporate Development and Finance, Corporate Secretary and Chief Compliance Officer. Previously, Mr. Bjerkholt held senior executive finance roles at IntraBiotics Pharmaceuticals, Inc, LifeSpring Nutrition, Inc. and Age Wave, LLC and spent seven years in healthcare investment banking at J.P. Morgan & Company, Inc. He is currently a member of the board of directors and chair of the Audit Committee of CalciMedica, Inc. and a member of the board of directors of Cerus Corporation. Mr. Bjerkholt holds an MBA from Harvard Business School and a Cand.oecon from the University of Oslo in Norway.

There is no arrangement or understanding between Mr. Bjerkholt and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Bjerkholt and any of our other directors or executive officers. We are not aware of any transaction involving Mr. Bjerkholt requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of our non-employee director compensation policy, Mr. Bjerkholt will receive a $35,000 annual retainer for serving as a director. As a member of the audit committee, Mr. Bjerkholt will receive an additional $7,500 annual retainer. In connection with his appointment, Mr. Bjerkholt will receive an initial stock option grant to purchase 40,000 shares of common stock, vesting ratably over 36 months, subject to Mr. Bjerkholt’s continuous service as of each such date. At each annual stockholder meeting following which his respective term as a director continues, Mr. Bjerkholt will be entitled to a stock option grant to purchase 20,000 shares of common stock, vesting upon the one-year anniversary of the grant date, subject to Mr. Bjerkholt’s continuous service as of each such date.

In connection with his appointment to the board of directors, we will enter into our standard indemnification agreement with Mr. Bjerkholt, the form of which was filed with the Securities and Exchange Commission on August 17, 2021 as Exhibit 10.8 to our Current Report on Form 8-K (File No. 001-39635). Under the circumstances and to the extent provided for therein, we will indemnify Mr. Bjerkholt to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was a director of Surrozen, or a director, officer, employee, agent or fiduciary of any other entity at our request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.

Dated:	April 5, 2023	By:	/s/ Charles Williams
Name: Charles Williams Title: Chief Financial Officer